madman mining co. ltd.

October 13, 2006

HI HO SILVER RESOURCES INC.
# 15A - 3045 Southcreek Road
Mississauga, Ontario
Canada L4X 2E9

Attention: Mr. Frederick S. Fisher, President

Dear Mr. Fisher:

Re:	Property Purchase Agreement between Hi Ho Silver Resources Inc. and Madman Mining Co. Ltd. on the Silver Tip Silver Project, British Columbia

This letter sets forth the terms, and shall act as the agreement (the “Agreement”), under which Hi Ho Silver Resources Inc. (“Hi Ho Silver”) can acquire from Madman Mining Co. Ltd. (“Madman”) an option to earn a 100% interest in the Silver Tip Project (as more particularly described below and referred to herein as the “Property”) in the Kaslo area of British Columbia. The terms of this Agreement may be subject to regulatory approval.

PART I - THE PROPERTY

The Property is comprised of two mineral claims covering approximately 900 ha. (2,250 acres) located in the Slocan Mining Division of British Columbia and is more particularly described and set out in the attached Schedule “A”.

PART II - REPRESENTATIONS AND WARRANTIES OF MADMAN

Madman represents and warrants to Hi Ho Silver that it is legally entitled to hold the Property and will remain so entitled until the interest of Hi Ho Silver in the Property which is subject to this Option has been duly transferred to the Hi Ho Silver as contemplated hereby and that the Property is validly located, duly recorded, in good standing and legally and beneficially owned by Madman, free and clear of any charges, liens, or encumbrances, surface rights restrictions or environmental hazards or liabilities and that there are no underlying agreements in effect with respect to the Property.

Madman represents and warrants to Hi Ho Silver that there are no claims against title to the Property, nor to the knowledge of Madman is there any basis therefore. Madman also represents and warrants to Hi Ho Silver that Madman has full right and authority to enter into this agreement and to carry out the transactions contemplated herein, that entering into this Agreement by Madman does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which Madman is a party and that all approvals required to be obtained in order for Madman to do so have been obtained.

#314, 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6 • Tel: (604) 970-0854 • Fax: (604) 669-9626
email: madmanmining@aol.com

PART III - REPRESENTATIONS AND WARRANTIES OF HI HO SILVER

Hi Ho Silver represents and warrants to Madman that: it has full corporate power and authority to enter into this Agreement; that it is a company validly existing and in good standing under the laws of Canada; that it is up to date with respect to its filings with the applicable governmental corporate agency; and that it will use its use its best efforts to have this Agreement filed with the applicable regulatory bodies, as and if required, in a timely manner.

PART IV - OPTION

4.1 Madman grants to Hi Ho Silver the sole and exclusive right and option to acquire up to a 100% undivided interest in and to the Property free and clear of all charges, encumbrances and claims.

4.2  Hi Ho Silver can earn a 51% undivided interest in and to the Property free and clear of all charges, encumbrances and claims (the “First Option”) by paying to Madman the aggregate sum of $35,000 in cash and by issuing to Madman a total of 200,000 common shares in the capital stock of Hi Ho Silver to be paid and issued by Hi Ho Silver to Madman as follows:

(a)	the sum of $35,000 to be paid to Madman on or before the dates indicated below;

(i)	$10,000 within ten (10) business days from the signing of this Agreement;

(ii)	$25,000 on or before December 10, 2006; and

(b)
200,000 common shares in the capital stock of Hi Ho Silver to be issued to Madman within ten (10) business days of regulatory approval of this Agreement, or within ten (10) business days of the signing of this Agreement if regulatory approval is not required.

4.3  If and when Hi Ho Silver has made all of the cash payments and issued the common shares required pursuant to section 4.2, then the First Option shall be deemed to have been exercised by Hi Ho Silver and a 51% undivided right, title and interest in and to the Property shall vest in Hi Ho Silver free and clear of all charges, encumbrances and claims, and Madman shall immediately take all necessary steps reasonably required by Hi Ho Silver to transfer an undivided 51% interest in and to the Property to Hi Ho Silver.

4.4  After Hi Ho Silver has fully exercised the First Option, Hi Ho Silver can elect to acquire a further undivided 49% interest in and to the Property free and clear of all charges, encumbrances and claims (the “Second Option”), by paying to Madman the sum of $65,000 in cash and by issuing to Madman a total of 300,000 common shares in the capital stock of Hi Ho Silver, which cash payment and share issuance is to be made on or before October 1, 2007.

4.5  If and when Hi Ho Silver has made the cash payment and issued the common shares required pursuant to section 4.4, then the Second Option shall be deemed to have been exercised by Hi Ho Silver and the remaining 49% undivided right, title and interest in and to the Property shall vest in Hi Ho Silver free and clear of all charges, encumbrances and claims, and Madman shall immediately take all necessary steps reasonably required by Hi Ho Silver to transfer the remaining 49% interest in and to the Property to Hi Ho Silver.

PART V - OPERATOR AND ACCESS

5.1 Hi Ho Silver shall have the exclusive right to manage and operate the exploration programs as operator during the period of the Option.

5.2 From the date of this Agreement forward Hi Ho Silver shall be responsible for all costs related to exploration work conducted on the Property and Madman will not be required to contribute to, nor will Madman suffer any dilution in its percentage of ownership as a result of not contributing to, the cost of any exploration work.

5.3 A fully executed bill of sale transferring 100% interest in the Property to Hi Ho Silver will be provided by Madman within five business days from the signing of this Agreement. This bill of sale shall be held in trust and released to Hi Ho Silver upon the completion by Hi Ho Silver of all the terms set out in Part IV herein.

PART VI - MAINTENANCE OF CLAIMS

6.1  During the Option period, Hi Ho Silver will be responsible for maintaining all mineral claims that comprise the Property in good standing with respect to Ministry of Energy Mines and Petroleum Resources annual claim maintenance requirements.

PART VII -TERMINATION FOR DEFAULT

7.1 Prior to the full exercise of either the First Option or the Second Option as provided for herein if Hi Ho Silver is in default of any of its obligations hereunder Madman may immediately give written notice to the Hi Ho Silver of such default, and Hi Ho Silver shall than have a period of 30 days to remedy such default. If Hi Ho Silver does not remedy the default with the 30 days aforesaid this Agreement and the Option shall, at Madman’s option and upon written notice to Hi Ho Silver, terminate forthwith, and any remaining interest in and to the Property that has not vested in Hi Ho Silver will remain with Madman.

PART VIII - GENERAL

8.1  Unless otherwise expressly indicated to the contrary, all references to dollar amounts contained in this Agreement are references to Canadian dollars.

8.2  This is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating Hi Ho Silver to do any acts or make any payments hereunder and any act or acts or payments made hereunder shall not be construed as obligating Hi Ho Silver to do any further acts or make any further payments.

8.3  Hi Ho Silver may at any time either sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest shall have first delivered to Madman its agreement relating to this Agreement and to the Property, containing

(i) a covenant to perform all the obligations of Hi Ho Silver to be performed under this Agreement in respect of the interest to be acquired by it from Hi Ho Silver to the same extent as if this Agreement had been originally executed by such purchaser, grantee or transferee; and

(ii) a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this paragraph.

8.4  If Hi Ho Silver is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of Hi Ho Silver, the time limited for the performance by Hi Ho Silver of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge Hi Ho Silver from its obligations hereunder to maintain the Property in good standing.

8.5  No information furnished by Hi Ho Silver to Madman hereunder in respect of the activities carried out on the Property by Hi Ho Silver shall be published or disclosed by Madman without the prior written consent of Hi Ho Silver, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

8.6  Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a Post Office in Canada addressed to the party entitled to receive the same, or delivered, telexed, telegraphed or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, telexed, telegraphed or telecopied, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third business day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

8.7  The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

8.8  This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

8.9  Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, agent or legal representative of the other party.

8.10  This Agreement shall be governed by and construed in accordance with the laws of Ontario and shall be subject to the approval of all securities regulatory authorities having jurisdiction.

8.11  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

8.12  This Agreement may be executed simultaneously in two or more counterparts, by facsimile or otherwise, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The parties hereto shall be entitled to rely on delivery by facsimile machine of an executed copy of this Agreement as due execution and delivery of this Agreement by the party effecting such delivery so as to bind such party in accordance with the terms hereof.

It would be appreciated if you could review this Agreement. If the terms as presented are acceptable to you, please sign the attached duplicate of this Agreement and return the same to my attention at your earliest convenience.

Sincerely,

MADMAN MINING CO. LTD.	AGREED TO and ACCEPTED This 13 day of October, 2006

HI HO SILVER RESOURCES INC.

/s/ Signed President
/s/ Signed President

This is page 5 of the Agreement dated October 13, 2006 to Hi Ho Silver Resources Inc. (“Hi Ho Silver”)
 from Madman Mining Co. Ltd. (“Madman”).

SCHEDULE "A"

To that Agreement to HI HO SILVER RESOURCES INC. from MADMAN MINING CO. LTD., dated the
 13th day of October, 2006

All mineral claims that comprise the Property are located in the Kaslo Area of the Slocan Mining Division of British Columbia.

TENURE NUMBER	CLAIM NAME	MAP NUMBER	ANNIVERSARY DATE	SIZE (Ha)
405638	Silver Tip #1	082F095	January 15, 2007	450.00
405639	Silver Tip #2	082F095	January 15, 2007	450.00
Total size (Ha)				900.00